Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sauer-Danfoss Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated March 10, 2006 with respect to the consolidated financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2005 annual report on Form 10-K of Sauer-Danfoss Inc.

As described in note 13 to the consolidated financial statements, in 2003 the Company changed its method of accounting for stock compensation expense.

/s/ KPMG

Des Moines, Iowa

June 1, 2006